The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-128019

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion—dated May 25, 2006)

(to Prospectus dated September 8, 2005)

MICROVISION, INC.

Common Stock

Warrants

Microvision is offering             shares of common stock and warrants to purchase             shares of common stock as described in this prospectus supplement. This prospectus does not cover the shares of common stock issuable on exercise of the warrants. Each investor will receive a warrant to purchase             of a share of our common stock at an exercise price of $         per share, for each share of common stock purchased.

Our shares are quoted on The Nasdaq National Market under the symbol “MVIS.” The Company expects that the warrants will be listed for trading on the Nasdaq National Market under the symbol “MVISW.” On May 24, 2006, the last sale price of our common stock as reported on The Nasdaq National Market was $2.40 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2 of the prospectus accompanying this prospectus supplement for a discussion of important risks that you should consider before making an investment decision.

We have agreed to pay the underwriter fees set forth in the table below and to issue it a warrant to purchase common stock and a warrant to acquire warrants to purchase common stock as described under “Underwriting.” This prospectus supplement also covers the issuance of such warrants to the underwriter, but not the offer and sale of the shares of common stock or warrants issuable on exercise of those warrants.

	Per Share of Common Stock	Per Accompanying Warrant	Total
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to Microvision (before expenses)	$	$	$

We have granted the underwriter a 30-day option to purchase from us up to an additional              shares of common stock, at a purchase price of $         per share, and up to an additional              warrants to purchase shares of common stock, at a purchase price of $         per warrant, to cover over-allotments, if any. The underwriter may exercise the 30-day option to buy just additional shares, just additional warrants, or both additional shares and additional warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares and warrants against payment on or about                  , 2006.

MDB CAPITAL GROUP, LLC

The date of this prospectus supplement is              , 2006

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated September 8, 2005 and any amendments to such prospectus. This prospectus supplement provides supplemental information regarding the Company, updates and changes information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate by reference important information into this prospectus supplement and the accompanying prospectus. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information.” You should carefully read both this prospectus supplement and the accompanying prospectus, as well as additional information described under “Documents Incorporated by Reference,” before deciding to invest in shares of our common stock and warrants to purchase shares of our common stock. If the information in, or incorporated by reference in, this prospectus supplement conflicts with information in the accompanying prospectus or a document incorporated by reference herein or therein, the information in, or incorporated by reference in, this prospectus supplement shall control. All references in this prospectus supplement to “Microvision, Inc.,” “the Company,” “we,” “us” or “our” mean Microvision, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus supplement, in the section entitled “Risk Factors” in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus supplement may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our consolidated financial statements and notes thereto appearing elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein carefully.

Our Company

We develop information display and capture devices and related technologies. We are developing and seek to commercialize technologies and products in two business platforms relating to the delivery of images and information:

•	Scanned beam displays, which use scanned beam display technology to create high resolution, full motion images at the eye or on an intermediate surface when projected onto a screen. These displays are currently being refined and developed for potential automotive, defense, aerospace, industrial, medical and consumer applications.

•	Image capture devices, which use proprietary scanning technology to capture images and information in applications such as bar code readers or cameras. These devices include bar code readers and miniature high-resolution cameras.

The Offering

Common stock offered by us	shares.

Warrants	Warrants to purchase shares.

Warrant terms	Exercisable beginning on the 1 year anniversary of issuance until the 5 year anniversary of issuance at an exercise price per share equal to $ .

Common stock to be outstanding after this offering	shares.

Common Stock Nasdaq National Market Symbol	MVIS.

Expected Warrant Nasdaq National Market Symbol	MVISW.

Use of proceeds	The net proceeds from the sale of common stock and warrants offered by this prospectus supplement will be used for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock to be outstanding after this offering does not give effect to exercise by the underwriter of its over-allotment option and is based on 26,589,025 shares outstanding as of May 22, 2006. The number of shares outstanding excludes shares issuable upon exercise of outstanding options, shares issuable upon exercise of outstanding warrants (including the warrants offered hereby), shares issuable upon conversion of our outstanding senior secured convertible notes and shares reserved for issuance pursuant to our 1996 Stock Option Plan, as of May 22, 2006.

RISK FACTORS

Any investment in our common stock and warrants involves a high degree of risk. You should consider carefully the risks and uncertainties described in the accompanying prospectus under “Risk Factors,” and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock and warrants. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of such risks could harm our business. The trading price of our common stock and warrants could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $        million (approximately $         if the over-allotment option granted to the underwriter is exercised in full), based on a public offering price of $        per share of common stock and $        per accompanying warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will receive additional proceeds of $        if all of the warrants offered hereby are exercised for cash. We anticipate that the net proceeds from the sale of the securities offered under this prospectus supplement will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

DESCRIPTION OF OUR CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 73,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share, 10,000 of which have been designated as Series A Convertible Preferred Stock. As of May 22, 2006, there were 26,589,025 shares of common stock, and no shares of Series A Convertible Preferred Stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Microvision, which could depress the market price of our common stock.

DESCRIPTION OF WARRANTS

Each investor will receive a warrant to purchase              of a share of our common stock for every share of common stock purchased in this offering. The warrants will be issued pursuant to one or more warrant agreements executed by us. Each warrant entitles the holder thereof to purchase shares of our common stock at an exercise price equal to $         per share. The warrants will be exercisable at any time beginning on the one year anniversary of the date of issuance until the five year anniversary of the date of the issuance of the warrants. The warrants may be exercised by surrendering to the warrant agent the warrant certificate evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable. At any time on or after one year after the issuance of the warrants, we may, by written notice to the holders of the warrants, redeem the warrants in full 15 days following the date of such notice; provided, however, that we may only deliver such notice if the average closing bid prices per share of our common stock over a period of 20 consecutive trading days ending on or after one year after the issuance of the warrants is more than 200% of the exercise price of the warrants. We must send notice to holders of warrants of such redemption within 10 business days thereafter in order for us to redeem the warrants following that trading period. Any warrants not exercised by holders thereof before the close of business on the 15th day after the date of our notice shall expire and be void.

Upon surrender of the warrant certificate, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, if applicable, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

If, and only if, a registration statement relating to the issuance of the shares underlying the warrants is not then effective or available, a holder of warrants would only be entitled to exercise the warrants (i) on a cashless basis, where the holder receives the net value of the warrant in shares of common stock or (ii) on a cash payment basis, if the holder makes customary representations and agrees to customary transfer restrictions to ensure that we comply with applicable federal securities laws at the time of issuance. Holders of warrants also will be able to exercise their warrants only if the shares of common stock underlying the warrant are qualified for sale or are at the time exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside. Shares issued pursuant to a cashless exercise would be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates (within the meaning of Rule 144 under the Securities Act).

The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.

No fractional shares will be issued upon exercise of the warrants. The warrants do not confer upon holders any voting or other rights as stockholders of the Company.

The Company expects that the warrants will be listed on The Nasdaq National Market System and that American Stock Transfer & Trust Company will be the warrant agent for our warrants.

UNDERWRITING

MDB Capital Group, LLC will act as the underwriter in this offering under the terms of an Underwriting Agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in the accompanying prospectus.

The underwriting agreement will provide that the underwriter’s obligation to purchase shares of common stock and warrants depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock and warrants offered hereby, if any of the shares and warrants are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

The underwriter is not required to take or pay for the shares and warrants covered by the underwriter’s over-allotment option described below.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares, and up to an aggregate of              additional warrants to purchase shares, at the public offering prices listed on the cover page of this prospectus, less underwriter’s discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares and of the warrants offered by this prospectus. The underwriter may exercise its over-allotment option just with respect to the shares, just with respect to the warrants, or to both.

If the underwriter’s option is exercised in full, the total price to the public of all the shares sold would be $             and the total price of all the warrants sold would be $            , the total underwriting discounts and commissions would be $            , and the total proceeds to us would be $            .

Commissions and Expenses

The maximum commission or discount to be received by any independent broker-dealer or any member of the National Association of Securities Dealers, Inc. will not be greater than         % of the proceeds from the sale of shares and warrants offered pursuant to this prospectus supplement.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is         % of the public offering price. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the Company for the shares and warrants. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock and warrants.

	Per Share	Per Accompanying Warrant	No Exercise	Full Exercise
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses to us	$	$	$	$

The underwriter has advised us that it proposes to offer shares of common stock and accompanying warrants directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriter, at such offering price less a selling concession not in excess of $         per share and $         per accompanying warrant. The underwriter may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $         per share and $         per accompanying warrant to other dealers. After the offering, the underwriter may change the public offering price and other offering terms.

We have advanced $50,000 to the underwriter against its out of pocket expenses. This amount includes the legal fees of underwriter’s counsel.

The expenses of the offering that are payable by us are estimated to be $            .

Lock-Up Agreements

We will agree, for a period of 180 days from the date of this prospectus, subject to certain exceptions, not, to offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission, or the SEC, in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, for the Company’s account, without the prior written consent of MDB Capital Group, LLC. Certain of our executive officers and directors will agree to substantially similar terms for a period of 180 days or for so long as they remain with the Company, whichever is longer, pursuant to individual lock-up agreements. The foregoing restrictions on sales will not apply to our ability to sell securities to the underwriter pursuant to the underwriting agreement. In addition, the foregoing restrictions will not apply to our ability to issue our common stock pursuant to our existing stock option and employee stock purchase plans or under outstanding securities convertible into or exercisable for common stock.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

•	Over-allotment involves sales by the underwriter of shares and warrants in excess of the number of shares and warrants the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares and warrants over-allotted by the underwriter is not greater than the number of shares and warrants that it may purchase in the over-allotment option. In a naked short position, the number of shares and warrants involved is greater than the number of shares and warrants in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares and warrants in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Syndicate covering transactions involve purchases of the common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares and warrants to close out the short position, the underwriter will consider, among other things, the price of shares and warrants available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares and warrants than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares and warrants in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares and warrants originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock and warrants or preventing or retarding a decline in the market price of the common stock or warrants. As a result, the price of the common stock or warrants may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market, in the case of the common stock or of the warrants, or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or warrants. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in the common stock and warrants on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and warrants and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares and warrants for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Underwriter’s Warrants

We will agree to issue to the underwriter a warrant to purchase up to a total of             shares of common stock sold in this offering. The warrant will be exercisable for a period of four years beginning on the first anniversary of the date of issuance of the shares and warrants offered hereby, at an exercise price of $         per share. The warrant and the shares underlying the warrant may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus supplement except to officers of the underwriter and members of the selling group and/or their officers and partners. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

We will also agree to issue to the underwriter a warrant to acquire up to a total of              warrants to purchase shares of common stock. The warrants issuable upon exercise of this warrant to acquire warrants are identical to those offered by this prospectus. The warrant to acquire warrants will be exercisable for a period of four years beginning on the first anniversary of the date of issuance of the shares and warrants offered hereby, at an exercise price of $         per warrant. The warrant to acquire warrants and the warrants underlying the warrant to acquire warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus supplement except to officers of the underwriter and members of the selling group and/or their officers and partners.

We will file a copy of the form of underwriter’s warrant agreements as exhibits to our current report on Form 8-K and incorporate them by reference in the accompanying prospectus.

Relationships

In March 2006, we engaged MDB Capital Group, LLC to use its reasonable efforts to arrange for a placement of our securities. In connection with advice and consulting services, we were to issue to MDB Capital Group, LLC a warrant exercisable for up to 200,000 shares of our common stock. For placing our securities, we also agreed to pay it seven percent of the gross proceeds and a three-year warrant to purchase eight percent of the common stock sold in the placement, less 200,000, at a per share price equal to the per share price in the placement. We delivered $50,000 as an initial deposit towards expenses subject to our being reimbursed for any portion of the $50,000 not applied to expenses. The underwriter is applying this $50,000 to its out of pocket expenses in this offering as described above. We delivered no warrants, fees or other payments to MDB Capital Group, LLC in connection with the March 2006 engagement and have agreed that none would be delivered. We also agreed to indemnify MDB Capital Group, LLC against certain actions or claims arising from the March 2006 engagement. The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Commissions and Expenses” and to its warrants as described above under “Underwriter’s Warrants.”

We have no other arrangements with the underwriter following completion of this offering. The underwriter may, however, from time to time, engage in transactions with or perform services for us in the ordinary course of its business.

LEGAL MATTERS

The validity of the common stock and warrants being offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Resch Polster Alpert & Berger LLP, Los Angeles, California is acting as counsel for the underwriter in this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Microvision, Inc. incorporated in the accompanying prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lumera Corporation incorporated in the accompanying prospectus by reference to Microvision, Inc.’s Annual Report on From 10-K/A (Amendment No. 3 to Form 10-K) for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3, including amendments, relating to the common stock and warrants to purchase common stock offered by this prospectus supplement and the accompanying prospectus, which have been filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock and warrants offered by this prospectus supplement and the accompanying prospectus we refer you to the registration statement and the exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC before the date of the prospectus, and information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information.

PROSPECTUS

$35,000,000

MICROVISION, INC.

Common Stock

Preferred Stock

Warrants

We may sell from time to time up to $35,000,000 of our common stock, preferred stock, or warrants in one or more transactions.

We will provide specific terms of these securities and offerings in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol MVIS. On August 29, 2005, the closing price of our common stock on the Nasdaq National Market was $5.74 per share. None of our other securities are publicly traded.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the “ Risk Factors” set forth herein beginning on page 2 and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Our executive offices are located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2005.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, and prospects. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our retinal scanning display, imaging solutions, and optical materials businesses; the ability of our retinal scanning display technology or products incorporating this technology to achieve market acceptance; our ability to marshal adequate financial, management, and technical resources to develop and commercialize our technologies; our expected revenues and expenses in future periods; developments in the defense, aerospace and other industries on which we have focused; and our relationships with strategic partners.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled “Risk Factors” that is set forth herein and as updated from time to time in our subsequent quarterly and annual reports describe these risks.

RISK FACTORS

We have a history of operating losses and expect to incur significant losses in the future.

We have had substantial losses since our inception and we anticipate an operating loss at least through the year ending December 31, 2005. We cannot assure you that we will ever become or remain profitable.

•	As of June 30, 2005, we had an accumulated deficit of $199.1 million.

•	We incurred consolidated net losses of $128.1 million from inception through 2002, $26.2 million in 2003, $33.2 million in 2004 and $11.6 million for the six months ended June 30, 2005.

The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of the scanned beam technology and development of demonstration units. We introduced our first two commercial products during 2002. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain substantial customer orders for our products. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2005 and likely thereafter. We cannot be certain that we will achieve positive cash flow at any time in the future.

We will require additional capital to continue to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to limit our operations substantially. Raising additional capital may dilute the value of current shareholders’ shares.

Based on our current operating plan, budgeted cash requirements and receipt of $6.5 million in connection with financings completed in August 2005, we have cash to fund operations through September 30, 2005. We will require additional capital to continue to fund our operations, including to:

•	Further develop the scanned beam technology,

•	Add manufacturing capacity,

•	Develop and protect our intellectual property rights, and

•	Fund long-term business development opportunities.

We will require additional cash to fund our operations in 2005. As of August 25, 2005, Microvision owns 3,226,000 shares of Lumera common stock that are not pledged to the holders of the Company’s notes. Based on the August 1, 2005 closing price of $4.80, the Lumera shares have a market value of $15.5 million. If revenues are less than we anticipate, if the level and mix of revenues vary from anticipated amounts and allocations or if expenses exceed the amounts budgeted, we may require additional capital earlier to further the development of our technologies, for expenses associated with product development, and to respond to competitive pressures or to meet unanticipated development difficulties. In addition, our operating plan provides for the development of strategic relationships with systems and equipment manufacturers that may require additional investments by us. Additional financing may not be available to us or, if available, may not be available on terms acceptable to us on a timely basis. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit our operations substantially. Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce products incorporating the scanned beam and optical material technologies and the market acceptance and competitive position of such products. Raising additional capital may involve issuing securities with rights and preferences that are senior to our common stock and may dilute the value of current shareholders’ shares. This limitation of operations may include reductions in capital expenditures and reductions in staff and discretionary cost, which may include non-contractual research cost.

The value of our investment in Lumera may decrease.

A significant portion of our assets and present source of liquidity are constituted by our investment in Lumera. Lumera’s stock price is subject to fluctuation and may decrease, lowering the value of our investment. We own approximately 30% of Lumera’s common stock. Since we hold a large percentage of Lumera’s common stock, if an active market does not develop or is not sustained, it may be difficult for us to sell our shares of Lumera’s common stock at an attractive price or at all. The likelihood of Lumera’s success, and the value of the common stock we hold, must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include Lumera’s potential inability to establish product sales and marketing capabilities; to establish and maintain markets for their potential products; and to continue to develop and upgrade their technologies to keep pace with changes in technology and the growth of markets using polymer materials. If Lumera is unsuccessful in meeting these challenges, its stock price, and the value of our investment, could decrease.

Our senior secured convertible notes may adversely impact our common stockholders or limit our ability to obtain additional financing.

In March 2005, we issued the senior secured convertible notes. Among other provisions, the notes include material limitations on our ability to incur additional debt or incur liens while the notes are outstanding. These limitations could materially adversely affect our ability to raise funds we expect to need in 2006.

The issuance of our senior secured convertible notes and related warrants may not have been exempt from the registration or qualification requirements under federal securities laws and the securities laws of certain states, which would result in the purchasers having rescission rights under applicable law; in the event of a successful claim, we may incur resulting liabilities that we may be unable to satisfy.

The initial issuance of the senior secured convertible notes and related warrants as well as the recent amendments to the notes and related warrants might not have been exempt from the registration or qualification requirements under federal securities laws and the securities laws of certain states. If not exempt, among other potential remedies, a holder of the notes could seek rescission of its investment transactions. If our initial offering were held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase the securities sold to the purchasers in that offering at the original aggregate purchase price paid of $10 million plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We do not have sufficient cash on hand to satisfy any such claim or other claim relating to the issuance or amendment of the notes if successful, and we may be unable to raise any needed funds.

We cannot be certain that the scanned beam technology or products incorporating this technology will achieve market acceptance. If the scanned beam technology does not achieve market acceptance, our revenues may not grow.

Our success will depend in part on customer acceptance of the scanned beam technology. The scanned beam technology may not be accepted by manufacturers who use display technologies in their products, by systems integrators who incorporate our products into their products or by consumers of these products. To be accepted, the scanned beam technology must meet the expectations of our potential customers in the defense, industrial, medical and consumer markets. If our technology fails to achieve market acceptance, we may not be able to continue to develop the scanned beam technology.

It may become more difficult to sell our stock in the public market.

Our common stock is listed for quotation on the NASDAQ National Market. To keep our listing on this market, we must meet NASDAQ’s listing maintenance standards. If we are unable to continue to meet NASDAQ’s listing maintenance standards, our common stock could be delisted from the NASDAQ National Market. If our common stock were delisted, we likely would seek to list the common stock on the NASDAQ

SmallCap Market, the American Stock Exchange or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity for our common stock. If our common stock were not listed on the SmallCap Market or an exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in our common stock. If our common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the NASDAQ National Market and failure to obtain listing on such other market or exchange would subject our securities to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the NASDAQ National Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. In addition, when the market price of our common stock is less than $5.00 per share, we become subject to penny stock rules even if our common stock is still listed on the NASDAQ National Market. While the penny stock rules should not affect the quotation of our common stock on the NASDAQ National Market, these rules may further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market. During the first and second quarter of 2003, the third quarter of 2004, and the second quarter of 2005, the market price of our stock traded below $5.00 per share. On August 1, 2005, the closing price of our stock was $6.20.

Our lack of the financial and technical resources relative to our competitors may limit our revenues, potential profits, overall market share or value.

Our current products and potential future products will compete with established manufacturers of existing products and companies developing new technologies. Many of our competitors have substantially greater financial, technical and other resources than us. Because of their greater resources, our competitors may develop products or technologies that are superior to our own. The introduction of superior competing products or technologies could result in reduced revenues, lower margins or loss of market share, any of which could reduce the value of our business.

We may not be able to keep up with rapid technological change and our financial results may suffer.

The information display industry has been characterized by rapidly changing technology, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to further develop the scanned beam technology and to cost effectively introduce new products and features in a timely manner to meet evolving customer requirements and compete with competitors’ product advances.

We may not succeed in these efforts because of:

•	delays in product development,

•	lack of market acceptance for our products, or

•	lack of funds to invest in product development and marketing.

The occurrence of any of the above factors could result in decreased revenues, market share and value.

We could face lawsuits related to our use of the scanned beam technology or other technologies. Defending these suits would be costly and time consuming. An adverse outcome in any such matter could limit our ability to commercialize our technology and products, reduce our revenues and increase our operating expenses.

We are aware of several patents held by third parties that relate to certain aspects of scanned beam displays and image capture products. These patents could be used as a basis to challenge the validity, limit the scope or limit our ability to obtain additional or broader patent rights of our patents or patents we have licensed. A successful challenge to the validity of our patents or patents we have licensed could limit our ability to commercialize the scanned beam technology and other technologies and, consequently, materially reduce our revenues. Moreover, we cannot be certain that patent holders or other third parties will not claim infringement by us with respect to current and future technology. Because U.S. patent applications are held and examined in secrecy, it is also possible that presently pending U.S. applications will eventually be issued with claims that will be infringed by our products or the scanned beam technology. The defense and prosecution of a patent suit would be costly and time consuming, even if the outcome were ultimately favorable to us. An adverse outcome in the defense of a patent suit could subject us to significant cost, to require others and us to cease selling products that incorporate scanned beam technology, to cease licensing scanned beam technology or to require disputed rights to be licensed from third parties. Such licenses, if available, would increase our operating expenses. Moreover, if claims of infringement are asserted against our future co-development partners or customers, those partners or customers may seek indemnification from us for damages or expenses they incur.

Our planned future products are dependent on advances in technology by other companies.

We rely on and will continue to rely on technologies, such as light sources and optical components that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. Due to the current business environment, many companies that are developing new technologies are reducing expenditures on research and development. This may delay the development and commercialization of components we would use to manufacture certain of our planned future products.

Our products may be subject to future health and safety regulations that could increase our development and production costs.

Products incorporating scanned beam display technology could become subject to new health and safety regulations that would reduce our ability to commercialize the scanned beam display technology. Compliance with any such new regulations would likely increase our cost to develop and produce products using the scanned beam display technology and adversely affect our financial results.

If we cannot manufacture products at competitive prices, our financial results will be adversely affected.

To date, we have produced limited quantities of Nomad and Flic and demonstration units for research, development and demonstration purposes. The cost per unit for these units currently exceeds the level at which we could expect to profitably sell these products. If we cannot lower our cost of production, we may face increased demands on our financial resources, possibly requiring additional equity and/or debt financing to sustain our business operations.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products to compete effectively.

Our success depends, in part, on our ability to gain acceptance of our current and future products by a large number of customers. Achieving market-based acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by potential customers. We may be unable to offer products consistently or at all that compete effectively with products of others on the basis of price or performance. Failure to achieve broad acceptance of our products by potential customers and to effectively compete would have a material adverse effect on our operating results.

Because we plan to continue using foreign contract manufacturers, our operating results could be harmed by economic, political, regulatory and other factors in foreign countries.

We currently use a contract manufacturer in Asia to manufacture Flic, and we plan to continue using foreign manufacturers to manufacture some of our products where appropriate. These international operations are subject to inherent risks, which may adversely affect us, including:

•	political and economic instability;

•	high levels of inflation, historically the case in a number of countries in Asia;

•	burdens and costs of compliance with a variety of foreign laws;

•	foreign taxes; and

•	changes in tariff rates or other trade and monetary policies.

If we experience delays or failures in developing commercially viable products, we may have lower revenues.

We began production of the current version of Nomad in the first quarter of 2004. In September 2002, we introduced Flic. In addition, we have developed demonstration units incorporating the scanned beam technology. However, we must undertake additional research, development and testing before we are able to develop additional products for commercial sale. Product development delays by us or our potential product development partners, or the inability to enter into relationships with these partners, may delay or prevent us from introducing products for commercial sale.

If we cannot supply products in commercial quantities, we will not achieve commercial success.

We are developing our capability to manufacture products in commercial quantities. Our success depends in part on our ability to provide our components and future products in commercial quantities at competitive prices. Accordingly, we will be required to obtain access, through business partners or contract manufacturers, to manufacturing capacity and processes for the commercial production of our expected future products. We cannot be certain that we will successfully obtain access to sufficient manufacturing resources. Future manufacturing limitations of our suppliers could result in a limitation on the number of products incorporating our technology that we are able to produce.

If our licensors and we are unable to obtain effective intellectual property protection for our products and technology, we may be unable to compete with other companies.

Intellectual property protection for our products is important and uncertain. If we do not obtain effective intellectual property protection for our products, processes and technology, we may be subject to increased competition. Our commercial success will depend in part on our ability and the ability of the University of Washington and our other licensors to maintain the proprietary nature of the scanned beam display and other key technologies by securing valid and enforceable patents and effectively maintaining unpatented technology as trade secrets. We try to protect our proprietary technology by seeking to obtain United States and foreign patents in our name, or licenses to third-party patents, related to proprietary technology, inventions, and improvements that may be important to the development of our business. However, our patent position and the patent position of the University of Washington and other licensors involve complex legal and factual questions. The standards that the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Additionally, the scope of patents are subject to interpretation by courts and their validity can be subject to challenges and defenses, including challenges and defenses based on the existence of prior art. Consequently, we cannot be certain as to the extent to which we will be able to obtain patents for our new products and technology or the extent to which the patents that we already own or license from others protect our products and technology. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain new patents, may enable other companies to develop products that compete with ours on the basis of the same or similar technology.

We also rely on the law of trade secrets to protect unpatented know-how and technology to maintain our competitive position. We try to protect this know-how and technology by limiting access to the trade secrets to those of our employees, contractors and partners with a need to know such information and by entering into confidentiality agreements with parties that have access to it, such as our employees, consultants and business partners. Any of these parties could breach the agreements and disclose our trade secrets or confidential information, or our competitors might learn of the information in some other way. If any trade secret not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

We could be exposed to significant product liability claims that could be time-consuming and costly, divert management attention and adversely affect our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our product applications are alleged to be defective or cause harmful effects. For example, because our scanned beam displays are designed to scan a low power beam of colored light into the user’s eye, the testing, manufacture, marketing and sale of these products involve an inherent risk that product liability claims will be asserted against us. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

We rely heavily on a limited number of development contracts with the U.S. government, which are subject to immediate termination by the government for convenience at any time, and the termination of one or more of these contracts could have a material adverse impact on our operations.

During 2004 and 2003, 42% and 49%, respectively, of Microvision’s consolidated revenue was derived from performance on a limited number of development contracts with the U.S. government. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors continuously engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. Our contracts with the government are subject to immediate termination by the government for convenience at any time. The government may choose to use contractors with competing display technologies or it may decide to discontinue any of our programs altogether. In addition, those development contracts that we do obtain require ongoing compliance with applicable government regulations. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, a reduction in government spending generally, or our failure to meet applicable government regulations could have severe consequences for our results of operations.

Our products have long sales cycles, which make it difficult to plan our expenses and forecast our revenues.

Our products have lengthy sales cycles that involve numerous steps including discussion of a product application, exploring the technical feasibility of a proposed product, evaluating the costs of manufacturing a product and manufacturing or contracting out the manufacturing of the product. Our long sales cycle, which can last several years, makes it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenues and operating results for any particular quarterly period.

Our exploratory arrangements may not lead to products that will be profitable.

Our developmental contracts, including our relationships with parties such as the U.S. government, Ethicon Endo-Surgery, Inc., Canon, BMW and Volkswagen of America, are exploratory in nature and are intended to develop new types of products for new applications. These efforts may prove unsuccessful, and these relationships may not result in the development of products that will be profitable.

Our revenues are highly sensitive to developments in the defense industry.

Our revenues to date have been derived principally from product development research relating to defense applications of the scanned beam display technology. We believe that development programs and sales of potential products in this market will represent a significant portion of our future revenues. Developments that adversely affect the defense sector, including delays in government funding and a general economic downturn, could cause our revenues to decline substantially.

Our Virtual Retinal Display technology depends on our licenses from the University of Washington. If we lose our rights under the licenses, our operations would be adversely affected.

We have acquired the exclusive rights to the Virtual Retinal Display under a license from the University of Washington. The license expires upon expiration of the last of the University of Washington’s patents that relate to this technology, which we currently anticipate will not occur until after 2011. We could lose our exclusivity under the license if we fail to respond to an infringement action or fail to use our best efforts to commercialize the licensed technology. In addition, the University of Washington may terminate the license upon our breach and has the right to consent to all sublicense arrangements. If we were to lose our rights under the license, or if the University of Washington were to refuse to consent to future sublicenses, we would lose a competitive advantage in the market, and may even lose the ability to commercialize our products completely. Either of these results could substantially decrease our revenues.

We are dependent on third parties in order to develop, manufacture, sell and market our products.

Our strategy for commercializing the scanned beam technology and products incorporating the scanned beam technology includes entering into cooperative development, manufacturing, sales and marketing arrangements with corporate partners, original equipment manufacturers and other third parties. We cannot be certain that we will be able to negotiate arrangements on acceptable terms, if at all, or that these arrangements will be successful in yielding commercially viable products. If we cannot establish these arrangements, we would require additional capital to undertake such activities on our own and would require extensive manufacturing, sales and marketing expertise that we do not currently possess and that may be difficult to obtain. In addition, we could encounter significant delays in introducing the scanned beam technology or find that the development, manufacture or sale of products incorporating the scanned beam technology would not be feasible. To the extent that we enter into cooperative development, sales and marketing or other joint venture arrangements, our revenues will depend upon the performance of third parties. We cannot be certain that any such arrangements will be successful.

Loss of any of our key personnel could have a negative effect on the operation of our business.

Our success depends on our executive officers and other key personnel and on the ability to attract and retain qualified new personnel. Achievement of our business objectives will require substantial additional expertise in the areas of sales and marketing, research and product development and manufacturing.

Competition for qualified personnel in these fields is intense, and the inability to attract and retain additional highly skilled personnel, or the loss of key personnel, could reduce our revenues and adversely affect our business.

Our quarterly performance may vary substantially and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Our revenues to date have been generated from a limited number of development contracts with U.S. government entities and commercial partners. Our quarterly operating results may vary significantly based on:

•	reductions or delays in funding of development programs involving new information display technologies by the U.S. government or our current or prospective commercial partners;

•	changes in evaluations and recommendations by any securities analysts following our stock or our industry generally;

•	announcements by other companies in our industry;

•	changes in business or regulatory conditions;

•	announcements or implementation by our competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	economic and stock market conditions; or

•	other factors unrelated to our company or industry.

In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors and the trading price of our common stock may decline as a consequence. In addition, following periods of volatility in the market price of a company’s securities, shareholders often have instituted securities class action litigation against that company. If we become involved in a class action suit, it could divert the attention of management, and, if adversely determined, could require us to pay substantial damages.

If we fail to manage expansion effectively, our revenue and expenses could be adversely affected.

Our ability to successfully offer products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have significantly expanded the scope of our operations. The growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to train and manage our work force.

THE COMPANY

Microvision develops information display and capture devices and related technologies. We are developing and seek to commercialize technologies and products in two business platforms relating to the delivery of images and information:

•	Retinal scanning displays, which use retinal scanning display technology to display information on the retina of the viewer’s eye. These displays are currently being refined and developed for defense, medical, industrial and consumer applications.

•	Image capture devices which use proprietary scanning technology to capture images and information in applications such as bar code readers or cameras. These devices include bar code readers and miniature high-resolution cameras.

Additional information concerning our business is set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in the registration statement of which this prospectus constitutes a part.

Our executive offices are located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6847.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sales. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

TO EARNINGS

As we have incurred losses in each of the periods presented below, our earnings were inadequate to cover fixed charges and preferred dividends, if any, by the following amounts (in thousands):

	FISCAL YEAR ENDED DECEMBER 31,					SIX MONTHS ENDED JUNE 30, 2005
	2000	2001	2002	2003	2004
Additional earnings required to cover fixed charges	$26,601	$41,388	$34,917	$33,288	$33,924	$11,274

Our deficiency of combined fixed charges and preference dividends to earnings for each of the periods referred to above has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preferred dividends, if any.

DESCRIPTION OF CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 73,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share, 10,000 of which have been designated as Series A Convertible Preferred Stock. As of August 25, 2005, there were 23,299,848 shares of common stock, and 5,000 shares of Series A Convertible Preferred Stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Microvision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding. If we offer preferred stock, the terms of that series of preferred stock will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement or term sheet relating to the warrants offered hereby. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

•	the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement or term sheet relating to any issue of warrants will describe such considerations.

PLAN OF DISTRIBUTION

General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Listing of Securities. Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which is listed on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity or any trading in the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our annual report on Form 10-K for the year ended December 31, 2004;

•	Our Amendment No. 1 to our annual report on Form 10-K for the year ended December 31, 2004;

•	Our Amendment No. 2 to our annual report on Form 10-K for the year ended December 31, 2004;

•	Our quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

•	The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221); and

•	Our current reports on Form 8-K filed with the SEC on August 10, 2005, July 29, 2005, July 7, 2005, July 6, 2005, March 14, 2005, March 11, 2005 and January 3, 2005. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Microvision, Inc. 19910 North Creek Parkway Bothell, Washington 98011 Attention: Investor Relations (425) 415-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have the selling shareholder authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINION

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Microvision, Inc. incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lumera Corporation incorporated in this prospectus by reference to Microvision, Inc.’s Annual Report on Form 10-K/A (Amendments No. 1 and No. 2 to Form 10-K) for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.